EXHIBIT 24.1

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brett C. Bogan, as his true and lawful attorney-in-fact and agent, with full power of substitution and in his place and stead in any and all capacities, to sign a Registration Statement on Form S-8 with respect to the Common Stock of the Company offered under the ALCO Stores, Inc. 2012 Equity Incentive Plan and any and all amendments (including post effective amendments) to such Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises to perfect and complete such filing(s), as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

/s/ Wayne Peterson Wayne Peterson Executive Vice President – Chief Financial Officer (Principal Financial and Accounting Officer)	July 11, 2012
/s/ Royce Winsten Royce Winsten Director	July 11, 2012
/s/ Richard E. Wilson Richard E. Wilson Director	July 11, 2012
/s/ Lolan C. Mackey Lolan C. Mackey Director	July 11, 2012
/s/ Dennis E. Logue Dennis E. Logue Director	July 11, 2012
/s/ Terrence M. Babilla Terrence M. Babilla Director	July 11, 2012

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